Exhibit 99.1

BemroseBooth to exit traditional printing and binding business; cut 70 jobs

(Appleton, Wis. August 30, 2005) BemroseBooth, a provider of secure and specialized print services, and an Appleton subsidiary, announced today it will exit the traditional printing and binding portions of its information products business. BemroseBooth officials said a decline in the volume of printed industrial catalogs and directories has made it increasingly difficult to sustain in-house manufacturing for those products. The company will retain the sheet-fed color printing and digital portions of its information products business and look to expand its interests in print management.

Withdrawing from its traditional printing and binding segments will result in the loss of approximately 70 jobs by the end of 2005 at its facility in Derby, United Kingdom. BemroseBooth will take a $2.3 million charge as a result of the initiative.

About BemroseBooth

BemroseBooth is based in Derby and has additional United Kingdom operations in Hull and Teesside. The company employs 800 people in the United Kingdom. BemroseBooth is a leading provider of “mission critical” secure and specialized print services. BemroseBooth’s products include security printed vouchers and payment cards, mass transit and car parking tickets, variable data labeling, high-integrity mailing and printed promotional products such as calendars. Appleton acquired BemroseBooth in December 2003 to gain greater access to international security product markets.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,400 people, and is 100 percent employee owned. For more information visit www.appletonideas.com .

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com